EXHIBIT 99.1

j2 Global Acquires CallWave Internet Fax Assets

LOS ANGELES—February 25, 2009—j2 Global Communications, Inc. [NASDAQGS:JCOM], the provider of outsourced, value-added messaging and communication services, today announced that it has acquired the assets, including the subscriber base, associated with the Internet fax technology of CallWave, Inc. [NASDAQ:CALL], the San Francisco-based provider of Internet and mobile based unified communications solutions.  As part of this transaction, j2 has purchased two issued fax-related U.S. patents and six pending U.S. and foreign fax-related patent applications.  j2 has also obtained a fully paid up, perpetual license to all of CallWave’s issued and pending patents.

The financial impact of this transaction is not expected to be material to j2.

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc. provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans more than 3,000 cities in 46 countries on six continents. The Company offers Internet fax, voice and email solutions. j2 Global markets its services principally under the brand names eFax®, eFax Corporate®, Onebox®, eVoice® and Electric Mail®. As of December 31, 2008, j2 Global had achieved 13 consecutive fiscal years of revenue growth and seven consecutive fiscal years of positive and growing operating earnings. For more information about j2 Global, please visit www.j2global.com.

Contact:
Jeff Adelman
j2 Global Communications, Inc.
323-372-3617
press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Subscriber growth and retention; variability of revenue based on changing conditions in particular industries and the economy generally; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and telecommunications, including but not limited to the imposition of additional taxation or regulatory-related fees; and the numerous other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the 2007 Annual Report on Form 10-K filed by j2 Global on February 25, 2008, and the other reports filed by j2 Global from time-to-time with the SEC, each of which is available at www.sec.gov. These forward-looking statements are based on limited information, which is subject to change. Although management’s expectations may change after the date of this press release, the Company undertakes no obligation to revise or update these forward-looking statements.